Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2019, by and between VSE Corporation, a Delaware corporation (“Employer” or “VSE”), and John A. Cuomo (“Executive”). (Employer (or VSE) and Executive are sometimes referenced herein individually as a “Party” and collectively as the “Parties”).
Recital
A.    VSE wishes to employ Executive as VSE’s chief executive officer and president and Executive wishes to serve as VSE’s chief executive officer and president, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Executive, each intending to be legally bound, agree as follows:
1.Employment and Duties.
(a)    Employment and Term. VSE hereby employs Executive as VSE’s chief executive officer and president, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. The term of Executive’s employment hereunder shall commence on April 15, 2019 (the “Effective Date”) and, unless terminated earlier pursuant to Section 6, shall continue until April 14, 2022, except that if, as of April 14, 2022, neither Party has provided the other Party with at least 90 days prior written notice of its or his exercise of the right hereunder to cause the term of Executive’s employment hereunder to expire as of April 14, 2022, such term shall continue until April 14, 2023 (whatever is the actual term of Executive’s employment hereunder is referred herein as the “Term”). If the Term is extended to April 14, 2023 because neither Party has exercised its or his right to cause the Term to expire as of April 14, 2022 pursuant to the immediately preceding sentence, all terms and conditions herein shall remain the same, provided, however, that such terms and conditions may be modified or amended pursuant to Section 13.
(b)    Offices. During the Term, Executive shall serve as VSE’s chief executive officer and president. Executive will be assigned only duties and obligations of the type, nature and dignity normally assigned to someone in comparable positions at a corporation of the size, stature and nature of Employer. During the Term, Executive shall report to VSE’s board of directors (the “Board”) in respect of all operational and administrative matters regarding VSE or any of its subsidiaries (collectively with VSE, “Covered Company”).

AFDOCS/17819011.4

2.    Compensation.
(a)    Salary. During the Term, as compensation for services rendered by Executive hereunder, Employer shall pay to Executive a minimum base salary at the rate of $685,000 per annum, payable in installments consistent with the Company's normal payroll schedule (“Base Salary”). Each December commencing with December 2019, or on such other annual date as shall be determined by the Board, Executive’s total compensation hereunder will be subject to review by the Board’s Compensation Committee (the “Compensation Committee”) and the Board. Such review will include, among other things, consideration of corporate and individual performance and industry benchmarks. While the Base Salary will be subject to adjustments during the Term, in no event shall it be decreased below $685,000.
(b)    Performance Bonus. Except as otherwise provided in Section 6, for each fiscal year during the Term of this Agreement, in addition to the Base Salary, Executive shall be eligible to receive an annual performance bonus under VSE’s Executive Officer Incentive Compensation Plan as it may be amended from time to time (“Annual Incentive Plan”). Except as may be otherwise provided herein, Executive shall have a bonus grant opportunity (the “Performance Bonus”) under such Annual Incentive Plan up to a maximum amount of not less than 100% of his the current Base Salary for the respective fiscal year, based on satisfaction of performance criteria to be established by the Compensation Committee, upon consultation with Executive, within the first 30 days of each fiscal year that begins during the Term. The Performance Bonus payable to Executive pursuant to this Section 2(b) shall be paid in cash in the immediately following fiscal year of the Company, as soon as practicable after the audited financial statements for the Company for the year for which the Performance Bonus is earned have been released but in no event later than 30 days thereafter. Notwithstanding the foregoing, for the fiscal year ending December 31, 2019, Executive shall be eligible for a Performance Bonus in an amount, if any, up to a maximum of $856,250 (125% of Base Salary for satisfying the applicable maximum target of return on stockholders’ equity), as determined by the Board based on VSE achieving certain financial results in excess of the financial thresholds established by the Compensation Committee and approved by the Board and as set forth on Appendix 1 attached hereto and incorporated herein, in respect of 2019. Any above-referenced Performance Bonus payable to Executive in respect of 2019 will not be prorated based on the fact that the Term commenced in April 2019.
(c)    Inducement Bonus and VSE Stock Award. To induce Executive to become VSE’s chief executive officer and president hereunder, VSE is, concurrently with the execution hereof, granting Executive a restricted stock unit award (the “RSUs”) with respect to 57,801 shares of VSE’s common stock, par value $0.05 per share, with subsequent vesting and issuance dates, subject to the Term not having terminated before such respective dates, as follows: 19,267 of such shares being vested and issued to Executive on each of April 14, of 2020, April 14, 2021 and April 14, 2022.

(d)    Deferred Supplemental Compensation Plan and 2006 Restricted Stock Plan. During the Term, Executive shall also be eligible to participate in all other currently existing or subsequently implemented compensation or benefit plans or arrangements available generally to Employer’s senior officers, including VSE’s Deferred Supplemental Compensation Plan, as it may be amended from time to time (the “DSCP”) and VSE’s 2006 Restricted Stock Plan, as it may be amended from time to time (the “RSP”). Any participation of Executive in the DSCP and RSP will not be prorated based on the fact that the Term commenced in April 2019. Notwithstanding anything herein to the contrary, Executive shall not be eligible to participate in VSE’s Performance Bonus Plan (because of his participation in VSE’s Executive Officer Incentive Compensation Plan). For each the fiscal year during the Term commencing with the fiscal year ending December 31, 2019, Executive shall be eligible to receive (i) pursuant to the DSCP, an amount, if any, up to a maximum of 32% of his Base Salary ($219,000 for 2019) and (ii) pursuant to the RSP, an amount, if any, up to a maximum of 120% of his Base Salary ($822,000 for 2019) (based on satisfying the applicable maximum target of return on stockholders’ equity), as determined by the Compensation Committee and approved by the Board based on VSE achieving certain financial results in excess of the financial thresholds established by the Compensation Committee and approved by the Board is respect of the applicable fiscal year.
(e)    Signing Bonus. Upon execution of this Agreement, the Company shall pay to Executive a one-time signing bonus in an amount equal to $25,000, payable in a lump sum cash payment on the first payroll date after the Effective Date.
(f)    Tax Withholdings. Notwithstanding anything herein to the contrary, Employer shall be entitled to withhold from Executive’s compensation hereunder and pay over to the appropriate governmental agencies all payroll and similar taxes, including income, social security and unemployment compensation taxes required by the federal, state and local governments with jurisdiction over Employer.
3.    Benefits. During the Term, Executive shall be entitled to such vacation benefits and comparable fringe benefits and perquisites as may be provided generally to Employer’s senior officers pursuant to policies established from time to time by Employer. These fringe benefits and perquisites will include holidays, group health insurance, short-term and long-term disability insurance, life insurance and retirement plan contributions. Executive shall be entitled to paid vacation for 30 days during each year of the Term, subject to Employer’s applicable vacation policies.
4.    Expenses and Other Perquisites. Employer shall reimburse Executive for all reasonable and proper business expenses that Executive incurs during the Term in the performance of Executive’s duties and obligations hereunder, in accordance with Employer’s customary practices for senior officers, and provided that such business expenses are reasonably documented in accordance with Employer’s related policies. Also, during the Term, Employer shall provide Executive with an office and suitable office fixtures, telephone and computer services, and administrative assistant services of a nature appropriate to Executive’s position and status hereunder and with first class or business class air travel when engaged in air travel and a private car service when engaged in ground transportation, in each case when performing services on Employer’s behalf hereunder.
5.    Exclusive Services, Confidential Information, Business Opportunities and Non-Solicitation.
(a)    Full Time and Exclusive Services.

(i)
During the Term, Executive shall at all times devote his full-time attention, energies, efforts and skills to his employment hereunder and, without the Board’s prior consent, Executive shall not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, and whether or not such pursuit presented a conflict of interest with the interest of any Covered Company, provided that such Board’s consent shall not be required with respect to (1) business interests that neither compete with any one or more Covered Companies nor interfere with Executive’s duties and obligations hereunder, and (2) Executive’s part-time charitable, eleemosynary, philanthropic or professional association activities that do not interfere with Executive’s duties and obligations hereunder.

(ii)
During the Term, Executive shall not, without the Board’s prior consent, directly or indirectly, either as an officer, director, agent, advisor, consultant, principal, equity holder, partner, member, owner or in any other capacity, on Executive’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business or Person that is, or to Executive’s knowledge is about to become, engaged in the business of providing engineering, logistic, management, technical, information technology, law enforcement, energy, supply chain, maintenance, repair and overhaul (“MRO”) services in respect of vehicles or aircraft or environmental related services or products to any Person with which any Covered Company is currently doing or has previously done business or any subsequent line of business developed by Executive or any Covered Company during the Term. Notwithstanding the foregoing, Executive shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed one-half of one percent of any such company’s outstanding equity.

(b)    Confidential Information. During the Term and the period commencing on the date of any expiration or termination thereof and ending on the second anniversary of such expiration or termination date (“Two-Year Post-Term Period”), Executive shall not disclose or use, directly or indirectly, any Confidential Information (as defined below). For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Executive, or known by him as a consequence of or through his employment with Employer, where such information is not generally known in the trade or industry or was regarded or treated as confidential by any Covered Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of any Covered Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues and similar information. Upon any expiration or termination of the Term, Executive shall immediately return to Employer all property of any Covered Company and all Confidential Information that is in tangible form, including all copies thereof.
(c)    Business Opportunities.

(i)
During the Term, Executive shall promptly disclose to Employer each business opportunity of a type that, based upon its prospects and relationship to the existing businesses of any Covered Company, Employer or any other Covered Company might reasonably consider pursuing. Upon any expiration or termination of the Term, Employer or such other Covered Company shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any direct or indirect involvement of Executive.

(ii)
During the Term, Executive shall refrain from engaging in any activity, practice or act that conflicts with, or has the potential to conflict with, the interests of any Covered Company, and Executive shall avoid any acts or omissions to act that are or would reasonably be expected to be disloyal to, or competitive with, any Covered Company.

(d)    Non-Solicitation of Employees. During the Term and the Two-Year Post Term Period, Executive shall not, except in the course of his duties and obligations hereunder, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any individual to leave the employ of any Covered Company, or employ or solicit or offer employment to any individual who was employed by any Covered Company at any time during the 365-day period preceding the solicitation or offer.
(e)    Covenant Not To Compete.

(i)
Upon any expiration or termination of the Term, except pursuant to Section 6(a)(ii)(1) or Section 6(c)(ii), Executive shall not, during the Two-Year Post Term Period, engage, directly or indirectly, in competition with any Covered Company, or solicit, directly or indirectly, from any Person who purchased any then existing product or service from any Covered Company during the Term, the purchase of any then existing product or service in competition with then existing products or services of any Covered Company.

(ii)
For purposes of this Agreement, Executive shall be deemed to engage in competition with a Covered Company if Executive shall, directly or indirectly, either individually or as an equity holder, director, officer, partner, consultant, owner, Executive, agent, or in any other capacity, consult with or otherwise assist any Person engaged in providing engineering, logistic, management, technical, information technology, law enforcement, energy, supply chain, MRO services in respect of vehicles or aircraft or environmental related services or products to any Person to whom any Covered Company, during the Term, has provided or was seeking to provide any such services or products.

(f)    Executive Acknowledgment. Executive hereby agrees and acknowledges that the restrictions imposed upon Executive by this Section 5 are fair and reasonable considering the nature of the business of each Covered Company, and are reasonably required for each Covered Company’s protection.
(g)    Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 5 as unenforceable or void, the provisions of this Section 5 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court or arbitrator may modify the invalid provision to make it enforceable to the maximum extent permitted by law.
(h)    Specific Performance. Executive agrees that if Executive breaches any of the provisions of this Section 5, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Executive agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Executive authorizes Employer to make known the terms of Sections 5 and 6 to any Person, including future or prospective employers of Executive.
6.    Termination of Term
(a)    By Employer.

(i)	Termination for Cause.
Employer may terminate the Term for Cause at any time by notice to Executive. For purposes of this Agreement, the term “Cause”

shall mean any one or more of the following: (1) a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; (2) a material breach by Executive of this Agreement, provided that Executive must first be given notice by the chairman of the Board (the “Chairman”) or Board of the alleged breach, and if such breach can reasonably be expected to be cured within 30 days, 30 days to cure said alleged breach; (3) Executive’s use of illegal drugs or abuse of alcohol or authorized drugs that significantly impairs Executive’s ability to perform his duties or obligations hereunder, provided that Executive must be given notice by the Board of such impairment and 60 days to cure the impairment; and (4) Executive’s knowing and willful neglect of duties or obligation hereunder or gross negligence in the performance of duties or obligations hereunder that results in material economic harm to the business of any Covered Company, provided that Executive must first be given notice by the Chairman or Board of such alleged neglect or gross negligence and 30 days to cure said alleged neglect or gross negligence. “Cause” shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which Executive shall be invited upon proper notice. If a termination occurs pursuant to clause (1) above, the date on which the Term is terminated (the “Termination Date”) shall be the date Executive receives notice of termination and, if a termination occurs pursuant to clauses (2), (3) or (4) above, the Termination Date shall be the date on which, if applicable, the specified cure period expires. In any event, as of the Termination Date (in the absence of curing the alleged breach within the applicable cure period), Executive shall be relieved of all positions, duties and obligations hereunder and if he is a Board member he shall be relieved of such position, and Executive shall not be entitled to the accrual or provision of any compensation or other benefit hereunder after the Termination Date, but Executive shall be entitled to the provision of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits and reimbursement of incurred business expenses.

(ii)	Termination Without Cause.

(1)	Employer may, in its sole discretion, without Cause, terminate the Term at any time by providing Executive with 30 days’ prior notice thereof.

(2)
If Employer terminates the Term without Cause pursuant to Section 6 (a)(ii)(1) and the Termination Date is not during a Change of Control Period (as defined below), Employer shall pay Executive on or prior to the Termination Date a lump sum equal to 150% of (A) Executive's Base Salary in effect as of the Termination Date and (B) the Annualized Performance Bonus. In the event of any such termination of the Term by Employer without Cause pursuant to Section 6(a)(ii)(1), Executive shall not be entitled to the accrual or provision of any other compensation or other benefit hereunder after the Termination Date other than (A) employer-paid medical and hospitalization benefits for the first 18 months after the Termination Date; (B) the provision of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits, and reimbursements of incurred expenses; (C) all restricted stock, RSUs or similar rights to acquire capital stock granted by VSE to Executive shall automatically become vested in full; and (D) all unvested rights of Executive under the DSCP shall automatically become vested in full.

(3)
If, prior to January 1, 2022, Employer terminates the Term without Cause pursuant to Section 6(a)(ii)(1) during a Change of Control Period, Executive shall be entitled to (A) payment on or prior to the Termination Date of a lump sum severance compensation payment equal to the lesser of (x) 2.5 times the sum of Executive’s Base Salary in effect as of the Termination Date and the Annualized Performance Bonus or (y) such amount as would not trigger the application of Section 280G of the Internal Revenue Code of 1986, as amended (the “Section 280G Limitation”); (B)  employer-paid continued medical and hospitalization benefits for the first 18 months after the Termination Date and payment of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits, and reimbursement of incurred expenses; (C) the automatic vesting of all restricted stock, RSUs or similar rights to acquire capital stock of VSE granted by VSE to Executive in full; and (D) the automatic vesting of all unvested rights of Executive under the DSCP in full; provided that Executive shall not be entitled, after the Termination Date, to the accrual or provision of any other compensation or other benefits payable hereunder. For purposes of this Agreement, the 280G Limitation shall be applied after first giving due effect to, inter alia, the rights and benefits provided to Executive pursuant to clauses (B),(C) and (D) of the immediately preceding sentence.

(4)
If, on or after January 1, 2022, Employer terminates the Term without Cause pursuant to Section 6(a)(ii)(1) during a Change of Control Period, Executive shall be entitled to (A) payment on or prior to the Termination Date of a lump sum severance compensation payment equal to 2.5 times, except that, notwithstanding anything herein to the contrary, if it is a termination of the Term without Cause pursuant to Section 6(a)(ii)(5), one times, the sum of Executive’s Base Salary in effect as of the Termination Date and the Annualized Performance; (B)  employer-paid continued medical and hospitalization benefits for the first 18 months after the Termination Date and payment of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits, and reimbursement of incurred expenses; (C) the automatic vesting of all restricted stock, RSUs or similar rights to acquire capital stock of VSE granted by VSE to Executive in full; and (D) the automatic vesting of all unvested rights of Executive under the DSCP in full; provided that Executive shall not be entitled, after the Termination Date, to the accrual or provision of any other compensation or other benefits payable hereunder.

(5)
Notwithstanding anything herein to the contrary, (A) if the Company elects not to extend the Term for a fourth year pursuant to Section 1(a) for any reason other than for Cause or Executive’s death or Disability, such election shall be treated as a termination by Employer without Cause for all purposes of this Agreement, and (B) except as provided in subsection (A) in this Section 6(a)(ii)(5), any other expiration or termination of the Term pursuant to Section 1 or Section 6(b) shall not be considered a termination by

Employer without Cause for the purposes of this Agreement, including this Section 6(a)(ii).
(b)    Death or Disability. The Term shall be terminated immediately and automatically upon Executive’s death or “Disability.” The term “Disability” shall mean Executive’s inability to perform his duties or obligations hereunder for an aggregate of 90 work days during any period of 365 consecutive days by reason of illness, accident or any other physical or mental incapacity, as may be permitted by applicable law. Executive’s capability to continue performance of Executive’s duties or obligations hereunder shall be determined by a panel composed of two independent medical doctors appointed by VSE and one appointed by Executive or designated representative. If such panel is unable to reach a decision, the matter will be referred to arbitration in accordance with Section 7. In the event of Executive’s death or Disability during the Term , Executive (or his surviving spouse or estate) will be paid (i) his Base Salary then in effect for 365 days following the date of death or Disability and (ii) a lump sum equal to the Annualized Performance Bonus for the year of termination. Such 365 days of Base Salary shall be payable in installments in accordance with Employer’s policy governing salary payment to senior officers generally; however, the completion of the obligation to pay 365 days of Base Salary shall be paid by no later than March 15 of the calendar year following the calendar year in which Executive dies or incurs a Disability.

(c)    By Executive.

(i)
Executive may, in his sole discretion, without Good Reason, terminate the Term at any time upon 60 days’ notice to the Chairman or the Board. If Executive exercises such termination right, Employer may, at its option, at any time after receiving such notice from Executive, relieve Executive of all positions, duties and obligations hereunder and terminate the Term at any time prior to the expiration of said notice period, and such termination shall not constitute a termination without Cause pursuant to this Agreement, including Section 6(a)(ii). If the Term is terminated by Executive or Employer pursuant to this Section 6(c)(i), Executive shall not be entitled to any further Base Salary or the accrual or provision of any compensation or other benefits hereunder after the Termination Date, except standard medical and hospitalization benefits in accordance with Employer’s policy.

(ii)
Executive may terminate the Term for Good Reason upon 30 days’ notice to Employer. If Executive exercises such termination right, Employer may, at its option, at any time after receiving such notice from Executive, relieve Executive of all positions, duties and obligations hereunder and terminate the Term at any time prior to the expiration of said notice period, and such termination shall not constitute a termination without Cause pursuant to this Agreement, including Section 6(a)(ii).

(x) If, prior to January 1, 2022, the Term is terminated by Executive or Employer pursuant to this Section 6 (c)(ii) Executive shall be entitled to (A) payment on or prior to the Termination Date of a lump sum severance compensation payment equal to the lesser of (x) two times the sum of Executive’s Base Salary in effect as of the Termination Date and the Annualized Performance Bonus or (y) the 280G Limitation; (B) company-paid continued medical and hospitalization benefits for the first 18 months after the Termination Date and payment of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits and reimbursement of incurred expenses; (C) the automatic vesting of all restricted stock, RSUs or similar rights to acquire capital stock of VSE granted by VSE to Executive in full; and (D) the automatic vesting of all unvested rights of Executive under DSCP in full; provided that Executive shall not be entitled, after the Termination Date, to the accrual or provision of any other compensation or benefits payable hereunder. For all purposes of this Agreement, the 280G Limitation shall be applied after first giving due effect to, inter alia, the rights and benefits provided to Executive pursuant to clauses (B), (C) and (D) of the immediately preceding sentence.
(y)     If, on or after January 1, 2022, the Term is terminated by Executive or Employer pursuant to this Section 6 (c)(ii), Executive shall be entitled to (A) payment on or prior to the Termination Date of a lump sum severance compensation payment equal to two times the sum of Executive’s Base Salary in effect as of the Termination Date and the Annualized Performance Bonus; (B) company-paid continued medical and hospitalization benefits for the first 18 months after the Termination Date and payment of all compensation and other benefits that shall have accrued hereunder as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits and reimbursement of incurred expenses; (C) the automatic vesting of all restricted stock, RSUs or similar rights to acquire capital stock of VSE granted by VSE to Executive in full; and (D) the automatic vesting of all unvested rights of Executive under DSCP in full; provided that Executive shall not be entitled, after the Termination Date, to the accrual or provision of any other compensation or benefits payable hereunder.
(d)    Expiration of the Term Pursuant to Section 1. Notwithstanding anything in this Agreement to the contrary, (i) if the Company elects not to extend the Term for a fourth year pursuant to Section 1(a) for any reason other than for Cause or Executive’s death or Disability, such election shall be treated as a termination by Employer without Cause for all purposes of this Agreement, and (ii) except as provided in subsection (i) in this Section 6(d), any other expiration or termination of the Term pursuant to Section 1 or Section 6(b) shall not be considered a termination by Employer without Cause for the purposes of this Agreement, including Section 6(a)(ii). If the Term expires on April 14, 2022 pursuant to Section 1(a) because the Company elected not to extend the Term for a fourth year, as opposed to Executive’s refusal to such extension of the Term, all of Executive’s unvested rights under DSCP shall automatically vest in full. Upon any expiration of the Term pursuant to Section 1(a) all unvested restricted stock, RSUs or similar rights to acquire capital stock of VSE granted by VSE to Executive shall automatically vest in full.
(e)    Certain Defined Terms. For purposes of this Section 6:

(i)	“Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with the Person specified.

(ii)	“Annualized Performance Bonus” means an annual bonus amount for the year in which any Termination Date occurs, based on an estimate of VSE’s performance for the period before the Termination Date, as determined by the Compensation Committee and approved by the Board, and the terms and conditions of the VSE’s Executive Officer Incentive Compensation Plan, and prorated to reflect the number of days out of 365 during which Executive was employed by VSE during the year of the Termination Date, including the Termination Date; provided that the estimate of VSE’s performance for the period before the Termination Date shall be reconciled with VSE’s actual performance for the entire year in which the Termination Date occurs and the Board shall make any necessary adjustment in the amount payable. In the event of an underpayment or overpayment to Executive hereunder based on such above-mentioned reconciliation of the Annualized Performance Bonus, VSE shall promptly pay to Executive (or Executive’s legal representatives in the event of his death) the amount of any underpayment or, as the case may be, Executive (or Executive’s legal representatives in the event of his death) shall promptly pay to VSE the amount of any overpayment.

(iii)	“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(1)
any “person,” including a “group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (collectively the “Exchange Act”), other than a trustee or other fiduciary holding voting securities of VSE (“Voting Securities”) under any VSE-sponsored benefit plan, becomes the beneficial owner, as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 45% or more of the outstanding Voting Securities;

(2)
a cash tender or exchange offer is completed for such amount of Voting Securities that, together with the Voting Securities then beneficially owned, directly or indirectly, by the offeror (and affiliates thereof) constitutes 45% or more of the outstanding Voting Securities;

(3)
except in the case of a merger or consolidation in which (x) VSE is the surviving corporation and (y) the holders of Voting Securities immediately prior to such merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding Voting Securities immediately after such merger or consolidation (there being excluded from the number of Voting Securities held by such holders, but not from the outstanding Voting Securities, any Voting Securities received by Affiliates of the other constituent corporation(s) in the merger or consolidation in exchange for stock of such other corporation), VSE’s stockholders approve an agreement to merge, consolidate, liquidate or sell all or substantially all of VSE’s assets; or

(4)	a majority of VSE’s directors are elected to the Board without having previously been nominated and approved by the members of the Board incumbent on the day immediately preceding such election.

(iv)
“Change of Control Period” means the period beginning on the 90th day preceding any Change of Control and ending on the earlier of the first anniversary of the date on which the Change of Control occurred and the date, if any, the Term expires pursuant to Section 1(a).

(v)	“Good Reason” shall mean that any one or more of the following events has occurred:

(1)
a material diminishment in the nature of Executive’s authorities, duties, responsibilities or status (including offices and titles) from those in effect on the Effective Date; provided that any transaction or series of related transactions that result in VSE’s common stock no longer being registered under the Exchange Act shall not in and of itself constitute “Good Reason” under this Section 6(e)(v)(1).

(2)
the relocation of Executive’s place of employment to a location in excess of 75 miles from the place of Executive’s employment on the Effective Date, except for required travel on Employer’s business; or

(3)
Employer’s material breach of any obligation hereunder, but in each case only if Executive has provided written notice to Employer within 90 days after the condition providing the basis for such Good Reason first exists and if such Good Reason has not been corrected or cured by Employer (if curable) within 30 days after Employer has received written notice from Executive of Executive’s intent to terminate Executive’s employment for Good

Reason and specifying in detail the basis for such termination.
(f)    Parachute Payments.
(i) Notwithstanding anything herein to the contrary, if the Term is terminated pursuant to Sections 6(a)(ii)(3) or 6(c)(ii)(x) the total value of all payments and other benefits thereunder that are subject to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of such termination of the Term would otherwise cause any of such payments and other benefits to constitute ‘parachute payments” under Code Section 280G(b)(2), Employer shall reduce the amount of such payments and other benefits to avoid their characterization as “parachute payments.” The selection of the particular payments and other benefits to eliminate to achieve the objective in the immediately preceding sentence will be made in Employer’s discretion.
(ii) Notwithstanding anything herein to the contrary, if the Term is terminated pursuant to Sections 6(a)(ii)(4) or 6(c)(ii)(y) and it is determined that any payment, distribution or other action by the Company to or for the benefit of Executive thereunder (whether paid or payable or distributed or distributable) (a “Payment”), would result in an “excess parachute payment” within the meaning of Code Section 280G(b)(i) as a result of such termination of Term but that no portion of the Payments would be treated as excess parachute payments if the aggregate amount of the Payments pursuant to Sections 6(a)(ii)(4) or, as the case may be, 6(c)(ii)(y) (the “Covered Payments”) were reduced by not more 15% of the aggregate present value of all of the Payments, the Covered Payments shall be reduced to the “Reduced Amount.” The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Covered Payments without causing any Payment to be an excess parachute payment under Code Section 280G(b)(i). For purposes of this Section 6(f), present value shall be determined in accordance with Code Section 280G(d)(4). If and to the extent necessary to avoid a violation of Code Section 409A, no amounts payable under any “nonqualified deferred compensation plan” subject to Section 409A shall be reduced until after all other Payments have been reduced. All determinations required to be made under this Section 6(f), including the amount of any Reduced Amount and the Payments that are to be reduced, shall be made by Grant Thornton LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made in consultation with Executive and shall be subject to the Executive’s consent, which shall not be unreasonably withheld, delayed or conditioned. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(g)    No Duty to Mitigate. If Executive is entitled to the compensation and other benefits provided under Sections 6(a)(ii)(1) or 6(c)(ii), Executive shall have no obligation to seek employment to mitigate damages hereunder.
(h)    No Reduction in Executive’s Benefits Upon Change in Control. Employer shall not reduce Executive’s Base Salary or materially reduce Executive’s incentive benefits from those in effect immediately prior to a Change in Control.
7.    Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Executive’s employment with VSE generally, Employer and Executive shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Executive, such dispute shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The arbitrator’s authority in granting relief to Executive shall be limited to an award of compensation, severance, benefits and unreimbursed expenses as described in Sections 3, 4, 5 and 6 and to the release of Executive from the provisions of Section 6, and the arbitrator shall have no authority to award other types of damages or relief to Executive, including consequential or punitive damages. The arbitrator shall also have no authority to award consequential or punitive damages to Employer for breaches of this Agreement by Executive. The expenses of the arbitration shall be borne by the losing Party to the arbitration and the prevailing Party shall be entitled to recover from the losing Party all of its or his own costs and attorneys’ fees with respect to the arbitration. Nothing in this Section 7 shall be construed to derogate from Employer’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 5(h).
8.    Non-Waiver. A Party’s failure at any time to require the performance by the other Party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first Party’s right thereafter to enforce the same, nor shall the waiver by either Party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.
9.    Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provision thereof.
10.    Survivability. Unless otherwise provided herein, upon expiration or termination of the Term, the provisions of Sections 5(b), (d), (e), (f), (g) and (h) shall nevertheless remain in full force and effect.
11.    Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions thereof, and all claims relating to or arising out of this Agreement, or the breach or asserted breach thereof, whether sounding in contract, tort or otherwise, shall likewise be interpreted, construed and governed according to the laws of the Commonwealth of Virginia, without regard to the conflict of law provisions thereof.
12.    Construction of this Agreement and Certain Terms and Phrases.
(a)    The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.
(b)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the term “Section” refers to the specified Section of this Agreement.
(c)    The word “including” is not exclusive; if exclusion is intended, the word “comprising” is used instead.
(d)    The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.
(e)    The word “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint venture, United States, state, local or foreign governmental department, agency or other instrumentality thereof, or any other entity.
(f)    Employer and Executive have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Employer and Executive and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
13.    Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Executive and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in writing signed by each of Employer and Executive. No representation, promise or inducement has been made by either Employer or Executive that is not embodied in this Agreement, and neither Employer nor Executive shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.
14.    Assignability. Neither this Agreement nor any rights or obligations of Employer or Executive hereunder may be assigned by Employer or Executive without the other Party’s prior consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer, Executive, Employer’s successors and assigns and Executive’s estate herein, beneficiaries and personal representative.
15.    Notices. All notices, approvals, consents and other communications required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed: (a) if to Employer, to Chairman, VSE Corporation, 6348 Walker Lane, Alexandria, VA 22310; or (b) if to Executive, to the last known home address on file with Employer, or to such other address as Employer or Executive shall have furnished to the other in writing.

16.    Code Section 409A.
(a)    Code Section 409A. To the extent that such requirements are applicable, this Agreement is intended to comply with the requirements of Code Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Agreement would otherwise conflict with or frustrate this intent, that provision shall be interpreted and deemed amended so as to avoid the conflict. The nature of any such amendment shall be determined by the Board. Notwithstanding the above, if Executive qualifies as a ‘specified employee,’ as defined in Treas. Reg. Section 1.409A-1(i), incurs a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), for any reason other than death and becomes entitled to a payment or distribution under the Agreement, then to the extent required by Code Section 409A, no payment or distribution otherwise payable to Executive during the first six months after the date of such separation from service, shall be paid to Executive until the date that is one day after the date which is six months after the date of such separation from service (or, if earlier, the date of Executive’s death).
(b)    Acceleration of Benefits. Notwithstanding the above, the payment of any benefits under this Agreement that is subject to Code Section 409A may not be accelerated except in compliance with the provisions of Treas. Reg. Section 1.409A-3(j)(4)(ix) or such other events and conditions that may be permitted in generally applicable guidelines published in the Internal Revenue Bulletin. The Board reserves any discretion to distribute benefits in accordance with the requirements of such regulations or such guidelines
17.    Counterparts. This Agreement may be executed in one or two counterparts, all of which together shall constitute one and the same Agreement.

{Signature Page Follows This Page}

IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement, to be effective and in full force and effect as of the Effective Date.
EMPLOYER
VSE CORPORATION, a Delaware corporation

By: /s/Calvin S. Koonce
Calvin S. Koonce,
Chairman of the Board of Directors

EXECUTIVE

/s/ John A. Cuomo
John A. Cuomo

Appendix 1
2019 Bonus Table

Admin Staff	Admin Officers	Admin Executives CFO & GC	CEO	ROE
% of Salary	% of Salary	% of Salary	% of Salary
8%	15%	20	20%	10.8%
10%	25%	35%	40%	11.3%
11%	35%	50%	60%	11.8%
13%	45%	70%	80%	12.3%
15%	60%	90%	100%	12.8%
17%	70%	100%	105%	13.5%
19%	75%	110%	110%	14.3%
21%	80%	120%	120%	15.0%
22%	85%	125%	125%	16.0%